                                                                EXHIBIT 3(ii)(2)

                            UNANIMOUS WRITTEN CONSENT

                           OF THE BOARD OF DIRECTRORS

                                       OF

                            TOMAHAWK INDUSTRIES, INC.

         The undersigned, being all of the directors of Tomahawk Industries,
Inc., a Nevada corporation (the "Corporation"), hereby adopt the following resolution as the action of the Board of Directors:

         RESOLVED, that Section 1 of Article III of the by-laws of the
Corporation is hereby deleted in its entirety and the following new Section 1 is hereby substituted therefore:

         SECTION 1. NUMBER AND TERM.-The number of directors shall be between two (2) and nine (9). The number of directors shall be fixed by the Board of
Directors from time to time; provided however, that any reduction in the number of directors shall not end the term of any director then in office. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify. A director need not be a stockholder.

         RESOLVED, that Sandra L. Ahman be appointed to serve on the Board of
Directors, effective as of June 1, 2004.

Dated:  as of June 1, 2004

BY THE BOARD OF DIRECTORS:

/s/ Anthony Havens
------------------------
Anthony Havens, Director